Exhibit 99.(n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus included in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, No. 333-159091) of Morgan Stanley India Investment Fund, Inc.

We also consent to the incorporation by reference into the Prospectus, of our report dated February 25, 2009, with respect to the financial statements of Morgan Stanley India Investment Fund, Inc. included in the Annual Report to Stockholders for the fiscal year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2009